FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226123-12

From: Spg Syndicate Jpm (JP MORGAN SECURITIES) <sjpm2@bloomberg.net>
Sent: Wednesday, July 28, 2021 11:52 AM
Subject: ?IPTs? $1.037 BN BMARK 2021-B28 **PUBLIC CMBS**

BENCHMARK COMMERCIAL MORTGAGE SECURITIES TRUST 2021-B28 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2021-B28

JOINT BOOKRUNNERS & CO-LEAD MANAGERS:	J.P. MORGAN SECURITIES LLC, CITIGROUP GLOBAL MARKETS INC.,
DEUTSCHE BANK SECURITIES INC., AND GOLDMAN SACHS & CO. LLC.
CO-MANAGERS :	DREXEL HAMILTON, LLC, ACADEMY SECURITIES, INC.
RATING AGENCIES :	MOODY’S/FITCH/KBRA
OFFERING TYPE :	SEC-REGISTERED

***OFFERED CERTIFICATES - PUBLIC***

CLS	RATINGS	SIZE	WAL	CERT	CERT	CERT	CERT	NOI IPTs
	(M/F/K)	($MM)	(YR)		P.WIN	C/E	LTV	DEBT YLD
A-1	Aaa/AAA/AAA	34.164	2.77	09/21 – 07/26	30.000%	40.0%	14.7%	S+20a
A-2	Aaa/AAA/AAA	55.782	4.98	07/26 – 08/26	30.000%	40.0%	14.7%	S+45a
A-3	Aaa/AAA/AAA	162.402	6.97	07/28 – 08/28	30.000%	40.0%	14.7%	S+66a
A-4	Aaa/AAA/AAA	*SEE BELOW*	9.87 -9.89	06/2031-07/2031	30.000%	40.0%	14.7%	A5-2bps
A-5	Aaa/AAA/AAA	*SEE BELOW*	9.91	07/2031-08/2031	30.000%	40.0%	14.7%	S+69a
A-SB	Aaa/AAA/AAA	46.745	7.52	08/26-6/31	30.000%	40.0%	14.7%%	S+57a
A-S	Aa1/AAA/AAA	102.888	9.99	08/31 - 08/31	22.125%	44.5%	13.2%	S+87a
B	NR/AA-/AA+	58.793	9.99	08/31 - 08/31	17.625%	47.0%	12.5%	S+95a
C	NR/A-/A	60.426	9.99	08/31 - 08/31	13.000%	49.7%	11.8%	S+135a

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